UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

GEORGIA POWER COMPANY
(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2010
ANNUAL MEETING
 & INFORMATION STATEMENT

www.georgiapower.com

GEORGIA POWER COMPANY
Atlanta, Georgia

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 19, 2010

The 2010 Annual Meeting of Shareholders of Georgia Power Company will be held on May 19, 2010 at 7:30 a.m., Eastern Time, at the Company’s Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, to elect 11 members of the board of directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 9, 2010 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Georgia Power Company Corporate Secretary at (404) 506-6526.

The Information Statement and the 2009 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT AND 2009 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2010.

The Information Statement and the 2009 Annual Report are also available on the internet at www.georgiapower.com/financial.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel M. Lowery
Corporate Secretary

Atlanta, Georgia
April 21, 2010

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Georgia Power Company (Company) in connection with the 2010 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 19, 2010 at 7:30 a.m., Eastern Time, at the Company’s Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374.  This Information Statement is initially being provided to shareholders on or about April 21, 2010.  This Information Statement and the 2009 Annual Report are also available on the internet at www.georgiapower.com/financial.

At the meeting, the shareholders will vote to elect 11 members to the board of directors and transact any other business that may properly come before the meeting. We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of Company’s common stock and Class A preferred stock on the record date of April 9, 2010 are entitled to notice of and to vote at the meeting. On that date, there were 9,261,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 1,800,000 shares of Class A preferred stock outstanding on that date. With respect to the election of directors, all of the outstanding shares of Class A preferred stock are entitled to vote as a single class with the Company’s common stock. Each share of outstanding common stock counts as one vote and each share of outstanding Class A preferred stock counts as one-fourth vote. Neither the Company’s charter nor bylaws provides for cumulative voting rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion for the 2011 annual meeting, shareholder proposals must be received by the Company no later than February 21, 2011.

NOMINEES FOR ELECTION AS DIRECTORS

A board of 11 directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a director. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience.  The background, experiences and strengths of each nominee contributes to the diversity of the Company’s board.  The information is current as of the date of this Information Statement.

Michael D. Garrett – Director since 2004
Mr. Garrett, 60, is president and chief executive officer of the Company, which is the largest subsidiary of Southern Company.  Prior to assuming his current position, Mr. Garrett was president and chief executive officer of Mississippi Power and before that he was an executive vice president at Alabama Power with responsibility for Customer Operations and Regulatory Affairs.  He had a number of other leadership roles at Alabama Power which included vice president of finance, and senior vice president and later executive vice president of External Affairs.  He has also served as chair of the Georgia Chamber of Commerce, the Woodruff Arts Center, and the Metro Atlanta Chamber of Commerce.  Mr. Garrett’s knowledge of the Company’s business and industry, including the regulatory structure and other industry-specific matters, make him uniquely qualified to serve on the board.

Robert L. Brown, Jr.  – Director since 2003
Mr. Brown, 58, is president and chief executive officer of R.L. Brown & Associates Inc. (architectural, planning, and construction management company), Decatur, Georgia. In 1984, Mr. Brown established R. L. Brown & Associates, Inc. to provide architectural and construction management on projects for corporate clients and private/government groups.  His company has designed many projects throughout Metro-Atlanta and Alabama including the Birmingham Civil Rights Institute, Cascade Elementary School, Clark Atlanta University Student Center and Parking Facility, academic buildings for DeKalb College and Spelman College and the 1996 Olympic Tennis Venue.  He is also a director of Citizens Trust Bank where he serves on the Governance and Audit/Compliance Committees.  Mr. Brown also serves on the board of the Georgia Department of Transportation, the Georgia Chamber of Commerce, and the Georgia Public Policy Foundation, and as chairman for the Georgia Partnership for Excellence in Education and the DeKalb County Public Schools Foundation, Inc.  Mr. Brown’s experiences in business and community affairs have been valuable to the board.

Anna R. Cablik – Director since 2001
Ms. Cablik, 57, is president of Anatek, Inc. and Anasteel & Supply Company, LLC (supplier of fabricated concrete reinforcing steel), Ellenwood, Georgia.  She was also president of MassAna Construction LLC (general construction), Marietta, Georgia, until December 2006.  Ms. Cablik is a partner of PanAmerican Logistics, PanAmerican International, PanAmerican Transport, and Camana Holdings, L.L.C., Atlanta, Georgia.  She is also a director of BB&T Corporation where she serves as a member of the Audit Committee.  As the owner and operator of a company, Ms. Cablik has over 20 years of experience overseeing the preparation of financial statements and the review of accounting matters.  Ms. Cablik’s entrepreneurial and business-building skills and experience having successfully founded and grown several businesses, and her extensive career managing a diverse portfolio of projects, provide risk assessment skills and experience to the board.

Stephen S. Green – Director since 2008
Mr. Green, 61, is president and chief executive officer of Stephen Green Properties, Inc. (commercial real estate investment company), Savannah, Georgia.  Mr. Green founded Stephen Green Properties in 1987 after spending a number of years as president of a family business, Green Distributors, a Frito-Lay distributor for southeast Georgia. He is chairman of the Georgia Ports Authority, a  director and past chair of the Savannah Area Chamber of Commerce, and vice chair of the Savannah Airport Commission.  Mr. Green’s real estate investment and development experience and his knowledge of business and civic activities in Georgia’s coastal area have brought important insights to the board.

David M. Ratcliffe – Director since 1999
Mr. Ratcliffe, 61, is chairman of the board, president, and chief executive officer of Southern Company.  He previously served as president of Southern Company from April 2004 until July 2004; executive vice president of Southern Company from May 1999 until April 2004; chairman and chief executive officer of Georgia Power from January 2004 to April 2004 and president and chief executive officer of Georgia Power from May 1999 to January 2004.  Mr. Ratcliffe has been an employee with the Southern Company system for more than 39 years and understands the electric utility business, the regulatory structure, and other industry-specific matters that affect the Company.  He is a director of CSX Corporation, where he serves on the Executive and Operations and Public Affairs Committees and as chair of the Finance Committee.  He is also a director of Alabama Power and Southern Power and a number of other Southern Company system companies.  Mr. Ratcliffe is well qualified to be a member of the board.

Jimmy C. Tallent – Director since 2007
Mr. Tallent, 57, is president, chief executive officer, and director of United Community Banks, Inc. (UCBI), Blairsville, Georgia.  UCBI operates banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee.  He serves on the board of trustees of Young Harris College and as a director of the Georgia Cities Foundation.  Mr. Tallent’s strong financial experience and his commitment to customer service and the business community make him a valuable member of the board.

Beverly Daniel Tatum – Director since 2008
Ms. Tatum, 55, is president of Spelman College, Atlanta, Georgia.  She has been president of Spelman College since 2002 and is a renowned scholar, teacher, clinical psychologist, and race relations expert. Previously, she spent 13 years at Mount Holyoke College where she served as a psychology professor, department chair, dean of the college, and acting president.  Ms. Tatum also serves on the board of trustees of the Woodruff Arts Center and the Carnegie Foundation for the Advancement of Teaching.  Her keen understanding of the educational challenges in the State of Georgia and her extensive experience researching and creating awareness around diversity issues make her a valuable member of the board.

D. Gary Thompson – Director since 2003
Mr. Thompson, 63, retired as chief executive officer of Georgia Banking, Wachovia Bank, N.A., Atlanta, Georgia, and executive vice president of Wachovia Corporation, Charlotte, North Carolina, effective December 2004.  He is a director of American Family Life Assurance Company of Columbus where he serves as a member of the Compensation Committee and the Corporate Governance Committee.  Mr. Thompson is also on the board of the Metro Atlanta Chamber of Commerce and the Georgia Chamber of Commerce.  Mr. Thompson’s wealth of experience in the areas of banking, finance, and corporate governance has been valuable to the board.

Richard W. Ussery – Director since 2001
Mr. Ussery, 62, retired as chairman of the board of Total System Services, Inc. (TSYS) credit card processing facility, Columbus, Georgia, effective January 2006. He previously served as chief executive officer and chairman of the board of TSYS from 1992 until July 2004. He is a director of TSYS.  Mr. Ussery’s leadership skills, extensive knowledge of and experience in the payment services and financial services industries, and understanding of business give him unique insights into the challenges and opportunities facing the Company.  He has made valuable contributions to the board.

W. Jerry Vereen – Director since 1988
Mr. Vereen, 69, is chairman, president, and chief executive officer of Riverside Manufacturing Company (manufacturing and sales of uniforms), Moultrie, Georgia. He is a director of Gerber Scientific, Inc. where he serves as chair of the Management Development and Compensation Committee and as a member of the Audit and Finance Committee and Nominating and Corporate Governance Committee.  Mr. Vereen is also on the board of the Georgia Chamber of Commerce.  His business acumen has been beneficial to the board.

E. Jenner Wood, III – Director since 2001
Mr. Wood, 58, is chairman, president, and chief executive officer of SunTrust Bank, Central Group and executive vice president of SunTrust Banks Inc., Atlanta, Georgia. He is a director of Oxford Industries, Inc. and Crawford & Company, where he serves on the Compensation Committee.  Mr. Wood’s leadership experience and knowledge of banking and finance are beneficial to the board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of 11 members.  The current nominees for election as directors consist of nine non-employee directors and Mr. Garrett, the president and chief executive officer of the Company, and Mr. Ratcliffe, the president and chief executive officer of Southern Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt, preferred stock, and preferred securities on the New York Stock Exchange (NYSE).  Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance.  The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders.  In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors.  During 2009 and until March 31, 2010, the pay components for non-employee directors were:

Annual retainers:
•	$22,000 retainer paid in quarterly amounts of $5,500

•	additional $3,000 retainer paid in quarterly amounts of $750 if serving as chair of a standing board committee

Annual equity grants:
•	520 shares of Southern Company common stock paid in quarterly grants of 130 shares (1)

Meeting fees:
•	$1,800 for participation in a meeting of the board

•	$1,200 for participation in a meeting of a committee of the board

•	$1,200 for each day of a visit to a plant or office of the Company and for any other business meeting at which the director participates as a representative of the Company
____________
(1)	Equity grants may be deferred at the director’s election.

Effective April 1, 2010, the director compensation program was amended with pay components being as follows:

Annual retainers:
•	$44,000 retainer paid in quarterly amounts of $11,000

•	additional $5,000 retainer paid in quarterly amounts of $1,250 if serving as chair of a standing board committee

Annual equity grants:
•	$30,000 in Southern Company common stock units paid in quarterly grants of $7,500 (1)

Meeting fees:
•
Meeting fees are not paid for participation in the initial five meetings of the board in a calendar year.  If more than five meetings of the board are held in a calendar year, $1,800 will be paid for participation in each meeting of the board beginning with the sixth meeting.

•
Meeting fees are not paid for participation in the initial five meetings of a committee in a calendar year. If more than five meetings of a committee are held in a calendar year, $1,200 will be paid for participation in each meeting of the committee beginning with the sixth meeting.

____________

(1)	Equity grants may be deferred at the director’s election.

DIRECTOR DEFERRED COMPENSATION PLAN

If deferred, all quarterly equity grants are required to be deferred in the Deferred Compensation Plan for Directors of Georgia Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), and are invested in Southern Company common stock units which earn dividends as if invested in Southern Company common stock. Earnings are reinvested in additional stock units. Upon leaving the board, distributions are made in shares of Southern Company common stock.

In addition, directors may elect to defer up to 100% of their remaining compensation in the Director Deferred Compensation Plan until membership on the board ends. Deferred compensation may be invested as follows, at the director’s election:
•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in shares of Southern Company common stock upon leaving the board
•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in cash upon leaving the board
•	at the prime interest rate which is paid in cash upon leaving the board

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment or in up to 10 annual distributions after leaving the board.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee directors during 2009, including amounts deferred in the Director Deferred Compensation Plan.  Non-employee directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee directors.

			Change in
			Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Robert L. Brown, Jr.	40,000	16,935	0	0	56,935
Anna R. Cablik	43,000	16,935	0	0	59,935
Stephen S. Green	44,800	16,975	0	0	61,775
Jimmy C. Tallent	34,000	16,935	0	0	50,935
Beverly Daniel Tatum	35,200	16,935	0	0	52,135
D. Gary Thompson	38,800	16,935	0	0	55,735
Richard W. Ussery	43,000	16,975	0	0	59,975
W. Jerry Vereen	49,000	16,935	0	0	65,935
E. Jenner Wood III	43,000	16,935	0	0	59,935

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2) (3)
Includes fair market value of equity grants on grant dates.  All such stock awards are vested immediately upon grant.
Consists of tax “gross-ups” for the reimbursement of taxes on spousal air travel and gifts/activities provided to attendees at Company sponsored events.

BOARD LEADERSHIP STRUCTURE

The board believes that the combined role of chief executive officer and chairman is beneficial to the Company because Mr. Garrett is the director most familiar with the Company’s business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  The chief executive officer brings company-specific experience and expertise, while the Company’s independent directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the directors to hold an executive session of the non-employee directors without management participation at each regularly scheduled board of directors meeting.  The most tenured non-employee member of the board presides over such executive sessions.  Information on how to communicate with the non-employee directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:
•	Members are Mr. Ussery, Chair; Mr. Tallent, and Ms. Tatum
•	Met four times in 2009
•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing and ethics, and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:
•	Members are Ms. Cablik, Chair; Mr. Thompson, and Mr. Wood
•	Met two times in 2009
•	Oversees the administration of the Company’s compensation arrangements

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s chief executive officer and makes recommendations regarding the fees paid to members of the Company’s board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2009, the Southern Company Compensation and Management Succession Committee directly retained Towers Perrin as its outside compensation consultant. The Southern Company Compensation and Management Succession Committee informed Towers Perrin in writing that the Southern Company Compensation and Management Succession Committee expected Towers Perrin to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company’s management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee’s requirements.  The Southern Company Compensation and Management Succession Committee also expected Towers Perrin to recommend changes based on executive compensation and related corporate governance trends.

During 2009, Towers Perrin assisted the Southern Company Compensation and Management Succession Committee with comprehensive market data and its implications for pay at the Company and various other governance, design, and compliance matters.

Southern Company engages human resources consulting firms, including Towers Perrin, for various services including compensation and benefits market studies, health and retirement actuarial services, and health and wellness consulting. The services provided by Towers Perrin in 2009 and the fees paid for those services are listed below.

Engagement by Southern Company Compensation and Management Succession Committee (executive compensation consulting)	$582,876
Health and Welfare Plan Projects	$560,959
Development of communications for compensation program changes	$118,544

The Southern Company Compensation and Management Succession Committee does not believe that its consultant’s independence was affected by the additional services provided by the firm.  However, beginning in 2010, all such services must be approved in advance by the chair of the Southern Company Compensation and Management Succession Committee, as provided in such Committee’s Charter as amended effective February 15, 2010.

Executive Committee:
•	Members are Mr. Garrett, Chair; Mr. Brown, Mr. Ussery, Mr. Vereen, and Mr. Wood
•	Met one time in 2009
•	Acts in place of full board on matters that require board action between meetings of the board to the extent permitted by law and within certain limits set by the board

Finance Committee:
•	Members are Mr. Wood, Chair; Ms. Cablik, and Mr. Thompson
•	Met seven times in 2009
•	Reviews the Company’s financial and fiscal affairs and recommends/approves actions on behalf of the board to the extent permitted by law and within certain limits set by the board

Nuclear Committee:
•	Members are Mr. Vereen, Chair; Mr. Brown, and Mr. Green
•	Met three times in 2009
•	Reviews nuclear operations activities

BOARD RISK OVERSIGHT

The chief executive officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company.  The board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues.  The Controls and Compliance Committee of the board as part of its review of management’s risk assessment receives a risk report at least twice each year on the Company’s risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full board as appropriate.  All significant risks identified on the Company’s risk profile are reviewed with the full board periodically.

DIRECTOR ATTENDANCE

The board of directors met four times in 2009.  Director attendance at all applicable board and committee meetings was 98%.  With the exception of Mr. Ratcliffe who attended 50% of the applicable meetings, no other nominee attended less than 75% of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company’s president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company’s bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect director nominees. Consequently, the board has not established a separate nominating committee and does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company’s president and chief executive officer is on the Company’s board and may propose on behalf of Southern Company potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Bin 10120, Atlanta, Georgia 30308. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary.  None of the Company’s directors attended the Company’s 2009 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the board of directors of Southern Company. The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2009 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 10 meetings during 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.  At the 2010 annual meeting of the Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair
Jon A. Boscia
Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) — the Company’s principal independent registered public accounting firm for 2008 and 2009:

	2008	2009
	(in thousands)
Audit Fees(1)	$3,574	$2,847
Audit-Related Fees(2)	11	11
Tax Fees	0	0
All Other Fees	0	0
Total	$3,585	$2,858

(1)	Includes services performed in connection with financing transactions.
(2)	Includes internal control review services and accounting consultations.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm.  These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker or dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2010 Annual Meeting of Shareholders unless, no later than three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308 that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, a representative of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if they so desire.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Southern Company Compensation and Management Succession Committee.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single executive compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.

This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in our industry, must be tied to and motivate our executives to meet our short- and long-term performance goals, must foster and encourage alignment of executive interests with the interests of our stockholders and our customers, and must not encourage excessive risk-taking.  The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance.  The program is performance-based in several respects:

•
Southern Company’s actual earnings per share (EPS) and the Company’s business unit performance, which includes return on equity (ROE), and the Company’s operational performance, compared to target performance levels established early in the year, determine the ultimate annual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Southern Company common stock (Common Stock) price changes result in higher or lower ultimate values of stock options.
•	Southern Company’s dividend payout and total shareholder return compared to those of its industry peers lead to higher or lower payouts under the Performance Dividend Program (performance dividends).
The pay-for-performance principles apply not only to the named executive officers, but to thousands of Company employees.  The Performance Pay Program covers almost all of the Company’s 8,500 employees.  Stock options and performance dividends cover over 1,600 of the Company’s employees.  These programs engage our people in our business, which ultimately is good not only for them, but for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program has several components, each of which plays a different role.  The chart below discusses the intended role of each material pay component, what it rewards, and why we use it.  Following the chart is additional information that describes how we made 2009 pay decisions.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Base Salary
Base salary is pay for competence in the executive role,
with a focus on scope of responsibilities.

One-time lump sum payments are made in lieu of
promotional salary increases in certain circumstances.
Market practice. Provides a threshold level of cash compensation for job performance.

Annual Performance-Based Compensation: Performance Pay Program	The Performance Pay Program rewards achievement of operational, EPS, and business unit financial goals.
Market practice.

Performance-based compensation.

Focuses attention on achievement of short-term goals that ultimately work to fulfill our mission to customers and lead to increased stockholder value in the long term.

Long-Term Performance-Based Compensation: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term.	Market practice. Performance-based compensation. Aligns executives’ interests with those of Southern Company’s stockholders.

Long-Term Performance-Based Compensation: Performance Dividends
Performance dividends provide cash compensation dependent on the number of stock options held at year end, Southern Company’s dividends paid during the year, and Southern Company’s four-year total shareholder return versus industry peers.

Market practice.

Performance-based compensation.

•     Enhances the value of stock options and focuses executives on maintaining a significant dividend yield for Southern Company’s stockholders.

 Aligns executives’ interests with Southern Company’s stockholders’ interests since payouts are dependent on the returns realized by Southern Company’s stockholders versus those of our industry peers.

Southern Excellence Awards	An employee may receive discretionary cash or non-cash awards based on extraordinary performance. Awards are not tied to pre-established goals.	Provides a means of rewarding, on a current basis, extraordinary performance.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Retention/Restricted Stock Unit Awards	Provides an incentive for retention purposes. Common Stock performance determines ultimate value of the award.	Encourages long-term retention and further aligns recipients’ interests with those of Southern Company stockholders.

Retirement Benefits
The Southern Company Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or part of performance-based compensation, except stock options, in either a prime interest rate or Common Stock account.

•     Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (Pension Plan).

•     The Supplemental Benefit Plan counts pay, including deferred  salary, ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts annual performance-based pay above 15% of base salary for pension purposes.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

•     The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

•     Represents an important component of competitive market-based compensation in Southern Company’s peer group and generally.

Perquisites and Other Personal Benefits
Personal financial planning maximizes the perceived value of our executive compensation program to executives and allows them to focus on the Company’s operations.

•     Home security systems lower the risk of harm to executives.

Club memberships are provided primarily for business use.

Limited personal use of corporate-owned aircraft associated with business travel.
Perquisites benefit both the Company and executives, at low cost to the Company.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element

Post-Termination Pay
Change-in-control agreements provide severance pay, accelerated vesting, and payment of short- and long-term performance-based compensation upon a change in control of the Company or Southern Company coupled with involuntary termination not for cause or a voluntary termination for “Good Reason.”

Voluntary Attrition Program provided up to one year’s salary for employees voluntarily electing to retire from the Company by March 31, 2009.

Consulting agreements provide compensation to former executive officers that perform services subsequent to their retirement.

Market practice.

Providing protections to officers upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only upon the occurrence of both an actual change in control and loss of the executive’s position.

Voluntary severance programs facilitate reductions in force.

Consulting agreements with retired executive officers facilitate transition and the provision of specialized consulting services.

MARKET DATA

For the named executive officers, the Compensation Committee reviews compensation data from large, publicly-owned electric and gas utilities.  The data was developed and analyzed by Towers Perrin, the compensation consultant retained by the Compensation Committee.  The companies included each year in the primary peer group are those whose data is available through Towers Perrin’s database.  Those companies are drawn from this list of primarily regulated utilities of $2 billion in revenues and up.

AGL Resources Inc.	El Paso Corporation	PG&E Corporation
Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corporation
Alliant Energy Corporation	EPCO	PPL Corporation
Ameren Corporation	Exelon Corporation	Progress Energy, Inc.
American Electric Power Company, Inc.	FirstEnergy Corp.	Public Service Enterprise Group Inc.
Atmos Energy Corporation	FPL Group, Inc.	Puget Energy, Inc.
Calpine Corporation	Integrys Energy Company, Inc.	Reliant Energy, Inc.
CenterPoint Energy, Inc	MDU Resources, Inc.	Salt River Project
CMS Energy Corporation	Mirant Corporation	SCANA Corporation
Consolidated Edison, Inc.	New York Power Authority	Sempra Energy
Constellation Energy Group, Inc.	Nicor, Inc.	Southern Union Company
CPS Energy	Northeast Utilities	Spectra Energy
DCP Midstream	NRG Energy, Inc.	TECO Energy
Dominion Resources Inc.	NSTAR	Tennessee Valley Authority
Duke Energy Corporation	NV Energy, Inc.	The Williams Companies, Inc.
Dynegy Inc.	OGE Energy Corp.	Wisconsin Energy Corporation
Edison International	Pepco Holdings, Inc.	Xcel Energy Inc.

Southern Company is one of the largest utility companies in the United States based on revenues and market capitalization, and its largest business units, including the Company, are some of the largest in the industry as well.  For that reason, the consultant size-adjusts the survey market data in order to fit it to the scope of our business.

In using this market data, market is defined as the size-adjusted 50th percentile of the survey data, with a focus on pay opportunities at target performance (rather than actual plan payouts).  Market data for chief executive officer positions and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers are reviewed.  Based on that data, a total target compensation opportunity is established for each named executive officer.  Total target compensation opportunity is the sum of base salary, annual performance-based compensation at the target performance level, and stock option awards with associated performance dividends at a target value.  Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels.  As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s and Southern Company’s performance for the year or period.

We did not target a specified weight for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2009 compensation amounts.  Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies of our size and in our industry.  The total target compensation opportunity established in 2009 for each named executive officer is shown below.
Name	Salary ($)	Annual Performance-Based Compensation ($)	Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)

M. D. Garrett	695,402	521,552	1,279,539	2,496,493
R. R. Labrato	278,250	135,717	157,500	571,467
M. A. Brown	363,253	199,789	308,765	871,807
D. E. Jones	307,674	153,837	215,372	676,883
J. A. Miller	291,810	142,754	165,176	599,740
C. S. Thrasher	296,484	148,242	207,539	652,265

For purposes of comparing the value of our compensation program to the market data, stock options are valued at 5.7%, and the performance dividend targets at 10%, of the average daily Common Stock price for the year preceding the grant, both of which represent risk-adjusted present values on the date of grant and were consistent with the methodologies used to develop the market data.  For the 2009 grant of stock options and the performance dividend targets established for the 2009 - 2012 performance-measurement period, this value was $4.94 per stock option granted.  In the long-term column, approximately 36% of the value shown is attributable to stock options and approximately 64% is attributable to performance dividends.    The value of stock options, with the associated performance dividends, declined from 2008.  In 2008 and 2009, the value of the dividend equivalents was 10% of the value of the average daily Common Stock price or the stock option grant date, but the value of stock options declined from 12% to 5.7%.  In 2008, performance dividends represented 45% of the long-term target value and stock options represented 55% of that value.  More information on how stock options are valued is reported in the Grants of Plan-Based Award table and the information accompanying it.

As discussed above, the Compensation Committee targets total target compensation opportunities for executives as a group at market.  Therefore, some executives may be paid somewhat above and others somewhat below market.  This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance.  The differences in the total pay opportunity for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions.  The average total target compensation opportunities for the named executive officers were at the median of the market data described above.  Because of the use of market data from a large number of peer companies for positions that are not identical in terms of scope of responsibility from company to company, we do not consider slight differences material and continue to believe that our compensation program is market-appropriate.  Generally, we consider compensation to be within an appropriate range if it is not more or less than 10% of the applicable market data.

In 2008, the Compensation Committee received a detailed comparison of our executive benefits program to the benefits of a group of other large utilities and general industry companies.  The results indicated that our overall executive benefits program was at market.  Because this data does not change significantly year over year, this study is only updated every few years.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2009 Base Salary

With the exception of Mr. Garrett, the named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above.  Mr. Garrett’s total target compensation opportunity, including base salary, is not within a position level band.  It is set directly by the Compensation Committee using the above-described market data for specific positions similar in scope and responsibility in the market peer companies listed above.  Consistent with the broad-based program for 2009, there were no base salary adjustments for the named executive officers except due to promotions.  Messrs. Labrato and Miller were promoted to their current positions during 2009 and each received a 6% base salary increase.

2009 Performance-Based Compensation

This section describes our performance-based compensation program in 2009.  The Compensation Committee approved changes to that program in 2009, to be effective in 2010.  These changes are described in the last section of this CD&A entitled 2010 Executive Compensation Program Changes.

Achieving Operational and Financial Goals — Our Guiding Principle for Performance-Based Compensation

Our number one priority is to provide our customers outstanding reliability and superior service at low prices while achieving a level of financial performance that benefits Southern Company’s stockholders in the short and long term.

In 2009, we strove for and rewarded:

•	Continued industry-leading reliability and customer satisfaction, while maintaining our low retail prices relative to the national average; and

•	Meeting energy demand with the best economic and environmental choices.

In 2009, we also focused on and rewarded:

•	Southern Company EPS growth;

•	Company ROE in the top quartile of comparable electric utilities;

•	Common Stock dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return; and

•	Financial integrity — an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The performance-based compensation program is designed to encourage achievement of these goals.

The Southern Company chief executive officer, with the assistance of Southern Company’s Human Resources staff, recommends to the Compensation Committee program design and award amounts for senior executives, including the named executive officers.

2009 Annual Performance Pay Program

Program Design
The Performance Pay Program is Southern Company’s annual performance-based compensation program.  Almost all employees of the Company, including the named executive officers, are participants.

The performance measured by the program uses goals set at the beginning of each year by the Compensation Committee.

An illustration of the annual Performance Pay Program goal structure for 2009 is provided below.

•
Operational goals for 2009 were safety, customer satisfaction, plant availability, transmission and distribution system reliability, and inclusion.  Each of these operational goals is explained in more detail under Goal Details below.  The result of all operational goals is averaged and multiplied by the bonus impact of the EPS and business unit financial goals.  The amount for each goal can range from 0.90 to 1.10 or can be 0.00 if a threshold performance level is not achieved as more fully described below.  The level of achievement for each operational goal is determined and the results are averaged.

•
Southern Company EPS is weighted at 50% of the financial goals.  EPS is defined as earnings from continuing operations divided by average shares outstanding during the year.  The EPS performance measure is applicable to all participants in the Performance Pay Program, including the named executive officers.

•
Business unit financial performance is weighted at 50% of the financial goals.  The Company’s financial performance goal is ROE, which is defined as the Company’s net income divided by average equity for the year.  For Southern Company’s generation business unit (Southern Company Generation), it is calculated using a corporate-wide weighted average of all the business unit financial performance goals, including primarily the ROE of the Company and affiliated companies: Alabama Power Company, Gulf Power Company, and Mississippi Power Company.   Mr. Jones is an executive officer of both the Company and Southern Company Generation.  For Southern Nuclear Operating Company, Inc. (Southern Nuclear), it is weighted 25% Company ROE and 25% Alabama Power Company ROE.  Mr. Miller is an executive officer of both the Company and Southern Nuclear.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Such adjustments include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the earnings goal was established and of sufficient magnitude to warrant recognition. The Compensation Committee made an adjustment in 2009 to eliminate the effect of a $202 million ($0.25 per share) charge to Southern Company’s earnings taken in 2009. The charge related to the settlement agreement with MC Asset Recovery, LLC (MCAR) to resolve an action which arose out of the bankruptcy proceeding of Mirant Corporation, a former subsidiary of Southern Company, until its spin-off in April 2001. The settlement included an agreement by Southern Company to pay MCAR $202 million, which was paid in mid-2009. This adjustment increased the average payout for 2009 performance by approximately 30%.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund its Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Satisfaction – The Company uses customer satisfaction surveys to evaluate its performance.  The survey results provide an overall ranking for the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages.  Performance targets for reliability are set internally based on historical performance, expected weather conditions, and expected capital expenditures.

Availability — Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest.  The rate is calculated by dividing the number of hours of forced outages by total generation hours.

Safety – Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment.  The performance is measured by the Occupational Safety and Health Administration recordable incident rate.

Inclusion/Diversity – The inclusion program seeks to improve our inclusive workplace.  This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles, and supplier diversity.

Company and Southern Company capital expenditures “gate” or threshold goal – For 2009, Southern Company strived to manage total capital expenditures, excluding nuclear fuel, for the participating business units at or below approximately $4.5 billion. The Company strived to manage such expenditures at or below $2.09 billion and Southern Nuclear strived to measure such expenditures at or below $137 million.  If the Southern Company or Company capital expenditure target is exceeded, total operational goal performance is capped at 0.90 regardless of the actual operational goal results.  Adjustments to the goal may occur due to significant events not anticipated in the Company’s or Southern Company’s business plans established early in 2009, such as acquisitions or disposition of assets, new capital projects, and other events.

Both Southern Company Generation and Southern Nuclear have an operations and maintenance expenditures goal.

The ranges of performance levels established for the operational goals are detailed below.
Level of Performance	Customer Satisfaction	Reliability	Availability – Company and Southern Company Generation/Southern Nuclear (%)	Safety - Company/ Southern Company Generation/Southern Nuclear	Inclusion	Southern Company Generation/Southern Nuclear O&M Expenditures (Variance from Budget) (%)
Maximum (1.10)	Top quartile for each customer segment	Improve historical performance	2.00/1.50	0.62/0.20/0.307	Significant improvement	0 / +/–0.15
Target (1.00)	Top quartile overall	Maintain historical performance	2.75/2.75	0.988/0.410/0.441	Improve	+/–1.25 / +/–0.60
Threshold (0.90)	2nd quartile overall	Below historical performance	3.75/3.75	1.373/0.510/0.546	Below expectations	+/–2.5 / +/–1.50
0 Trigger	At or below median	Significant issues	6.00/5.00	Each quarter at threshold />0.62/Each quarter at threshold	Significant issues	+/–10. 0 / +/–3.00

Southern Nuclear also has additional safety goals related to industry-wide performance metrics and results are averaged.

EPS and Business Unit Financial Performance:

The range of EPS and business unit financial goals for 2009 is shown below.  The ROE goal varies from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.
Level of Performance	Southern Company EPS, Excluding MCAR Settlement Impact	Business Unit Financial Performance/ROE	Payout Factor	Payout Factor at Associated Level of Operational Goal Achievement	Payout Below Threshold for Operational Goal Achievement
Maximum	$2.50	13.7%	2.00	2.20	0.00
Target	$2.375	12.7%	1.00	1.00	0.00
Threshold	$2.25	11.00%	0.01	0.01	0.00
Below threshold	<$2.25	<11.00%	0.00	0.00	0.00

2009 Achievement

Each named executive officer had a target Performance Pay Program opportunity, based on his position, set by the Compensation Committee at the beginning of 2009.  Targets are set as a percentage of base salary.  Mr. Garrett’s target was set at 75%.  For Mr. Brown it was set at 55%, for Messrs. Jones and Thrasher it was set at 50%, and for Messrs. Labrato and Miller it was initially set at 45% and increased to 50% due to promotions made during the year.  The gate goal targets were not exceeded and therefore did not affect payouts.  Actual 2009 goal achievement is shown in the following table.  The EPS result shown in the table is adjusted for the MCAR settlement charge taken in 2009, as described above.  Therefore, payouts were determined using EPS performance results that differed from the results reported in the financial statements of Southern Company.  EPS, as determined in accordance with accounting principles generally accepted in the United States and as reported in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2009, was $2.07 per share.

Business Unit	Operational Goal Multiplier (A)	EPS, Excluding MCAR Settlement Impact	EPS Goal Performance Factor (50% Weight)	Business Unit Financial Performance	Business Unit Financial Performance Factor (50% Weight)	Total Weighted Financial Performance Factor (B)	Total Payout Factor (AxB)
The Company	1.06	$2.32	0.57	11.01%	0.01	0.29	0.30
Southern Company Generation	1.08	$2.32	0.57	Corporate Average	0.90	0.73	0.79
Southern Nuclear	1.01	$2.32	0.57	11.01%/13.27%	0.79	0.68	0.68

Note that the Total Payout Factor may vary from the Total Weighted Financial Performance Factor multiplied by the Operational Goal Multiplier due to rounding.  To calculate the Performance Pay Program amount, the target opportunity is multiplied by the Total Payout Factor.

Actual performance was below the target performance levels; therefore, the payout levels were less than the target pay opportunities established by the Compensation Committee.  More information on how the target pay opportunities are established is provided under the Market Data section in this CD&A.

The table below shows the pay opportunity set in early 2009 for the annual Performance Pay Program payout at target-level performance and the actual payout based on the actual performance, as adjusted, shown above.
Name	Target Opportunity ($)	Actual Payout ($)
M. D. Garrett	521,552	156,466
R. R. Labrato	157,500	53,968
M. A. Brown	199,789	59,937
D. E. Jones	153,837	76,919
J. A. Miller	165,176	97,073
C. S. Thrasher	148,242	10,496

Mr. Thrasher’s payout was pro-rated due to his retirement effective April 1, 2009.

Stock Options

Options to purchase Common Stock are granted annually and were granted in 2009 to the named executive officers and approximately 1,600 other employees of the Company.  Options have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.  The Compensation Committee changed the stock option vesting provisions associated with retirement for stock options granted in 2009 to the executive officers of Southern Company, including Mr. Garrett.  For the grants made in 2009, unvested options are forfeited if he retires and accepts a position with a peer company within two years of retirement.  The Compensation Committee made this change to provide more retention value to the stock option awards, to provide an inducement to not seek a position with a peer company, and to limit the post-termination compensation of executive officers of Southern Company who do accept positions with a peer company.

As described in the Market Data section above, the Compensation Committee established a target long-term performance-based compensation value for each named executive officer. The number of stock options granted, with associated performance dividends, was determined by dividing that long-term value by the value of a stock option with associated performance dividends. The value of each stock option was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating that amount are discussed in Note 8 to the

Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (2009 Annual Report).  For 2009, the Black-Scholes value on the grant date was $1.80 per stock option.  As described in the Market Data section above, the value of the associated performance dividends was $3.14 per stock option which was 10% of the Common Stock price on the grant date. Therefore, the target value of each stock option, with associated performance dividends, was $4.94 per stock option. The calculation of the 2009 stock option grants for the named executive officers is shown below.
Name	Long-Term Value ($)	Value Per Stock Option ($)	Number of Stock Options Granted
M. D. Garrett	1,279,539	4.94	259,016
R. R. Labrato	166,950	4.94	31,882
M. A. Brown	308,765	4.94	62,503
D. E. Jones	215,372	4.94	43,597
J. A. Miller	175,086	4.94	33,436
C. S. Thrasher	207,539	4.94	42,011

More information about the stock option program is contained in the Grants of Plan-Based Awards table and the information accompanying it.

Performance Dividends
All option holders, including the named executive officers, can receive performance-based dividend equivalents on stock options held at the end of the year.  Performance dividends can range from 0% to 100% of the Common Stock dividend paid during the year per option held at the end of the year.  Actual payout will depend on Southern Company’s total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies.  The peer group is determined at the beginning of each four-year performance-measurement period.  The peer group varies from the Market Data peer group due to the timing and criteria of the peer selection process.  The peer group for performance dividends is set by the Compensation Committee at the beginning of the four-year performance-measurement period.  However, despite these timing differences, there is substantial overlap in the companies included.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters.  In the final year of the performance-measurement period, Southern Company’s ranking in the peer group is determined at the end of each quarter and the percentile ranking is multiplied by the actual Common Stock dividend paid in that quarter.  To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned are added together.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2009 Payout

The peer group used to determine the 2009 payout for the 2006-2009 performance-measurement period consisted of utilities with revenues of $1.2 billion or more with regulated revenues of 60% or more.  Those companies are listed below.

Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corp.
Alliant Energy Corporation	Exelon Corporation	Progress Energy, Inc.
Ameren Corporation	FPL Group, Inc.	SCANA Corporation
American Electric Power Company, Inc.	NiSource Inc.	Sempra Energy
CenterPoint Energy, Inc.	Northeast Utilities	Westar Energy Corporation
CMS Energy Corporation	NSTAR	Wisconsin Energy Corporation
Consolidated Edison, Inc.	NV Energy, Inc.	Xcel Energy Inc.
DPL, Inc.	Pepco Holdings, Inc.
Edison International	PG&E Corporation

The scale below determined the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2009 based on performance during the 2006-2009 performance-measurement period.  Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

Southern Company’s total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period ending with 2009, was the  83rd, 83rd, 53rd, and 38th percentile, respectively, resulting in a total payout of 64% of the full year’s Common Stock dividend, or $1.10.  This amount was multiplied by each named executive officer’s outstanding stock options at December 31, 2009 to calculate the payout under the program.  The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

2012 Opportunity

The Compensation Committee selected two peer groups for the 2009-2012 performance-measurement period (which will be used to determine the 2012 payout amount).  The results of the two peer groups will be averaged to determine the payment level.  One peer group selected is a published index, the Philadelphia Utility Index. The other peer group (custom peer group) is a group of companies that Southern Company believes are similar to Southern Company in terms of business models, including a mix of regulated and non-regulated revenues.

The companies in the Philadelphia Utility Index are listed below.

Ameren Corporation	Exelon Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.
CenterPoint Energy, Inc.	FPL Group, Inc.
Consolidated Edison, Inc.	Northeast Utilities
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources Inc.	Progress Energy, Inc.
DTE Energy Company	Public Service Enterprise Group Inc.
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
Entergy Corporation

The companies in the custom peer group are listed below.

American Electric Power Company, Inc.	PG&E Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
Duke Energy Corporation	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy Inc.
NSTAR

The scale below will determine the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2012, based on the 2009-2012 performance-measurement period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

See the Grants of Plan-Based Awards table and the accompanying information for more information about threshold, target, and maximum payout opportunities for the 2009-2012 Performance Dividend Program.

Southern Excellence Awards
The Company’s chief executive officer approved a discretionary award to Mr. Miller for superior leadership of a corporate initiative.

Retention and Restricted Stock Unit Award
The chief executive officer of Southern Company approved a Retention and Restricted Stock Unit Award Agreement for Mr. Miller.  The agreement awarded Mr. Miller 13,136 restricted stock units valued on the effective date (December 31, 2009) at $437,692, which equaled the sum of his base salary plus target opportunity under the Performance Pay Program.  The restricted stock units will be treated as if invested in Common Stock with dividends reinvested and are payable in Common Stock at the end of 2012, provided he remains employed through that date.

Timing of Performance-Based Compensation

As discussed above, Southern Company EPS and the Company’s financial performance goals for the 2009 annual Performance Pay Program were established at the February 2009 Compensation Committee meeting.  Annual stock option grants also were made at that meeting.  The establishment of performance-based compensation goals and the granting of stock options were not timed with the release of material non-public information.  This procedure was consistent with prior practices.  Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee.  The exercise price of options granted to employees in 2009 was the closing price of the Common Stock on the grant date or last trading day before the grant date, if the grant date was not a trading day.

Post-Employment Compensation

As mentioned above, we provide certain post-employment compensation to employees, including the named executive officers.

Retirement Benefits
Generally, all full-time employees of the Company participate in our funded Pension Plan after completing one year of service.  Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation.  We also provide unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are described in the chart on page 14.)  See the Pension Benefits table and the information accompanying it for more information about pension-related benefits.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based compensation, except stock options, may be deferred, at the election of eligible employees.  All of the named executive officers are eligible to participate in the Deferred Compensation Plan.  See the Nonqualified Deferred Compensation table and the information accompanying it for more information about the Deferred Compensation Plan.

Change-in-Control Protections
The Compensation Committee initially approved the change-in-control protection program in 1998. The program provided some level of severance benefits to all employees not part of a collective bargaining unit, if the conditions of the program were met, as described below. The Compensation Committee established this program and the levels of severance amount in order to provide certain compensatory protections to officers upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser. Providing such protections to our employees in general would minimize disruption during a pending or anticipated change in control. For all participants, payment and vesting would occur only upon the occurrence of both an actual change in control and loss of the individual’s position.  In 2009, the Compensation Committee directed Towers Perrin to review best practices for change-in-control programs and directed management to recommend any necessary changes to the program to meet those best practices. The review of the program was completed in 2009 and changes were made effective in late 2009.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.”  This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

If the conditions described above are met, the named executive officers are entitled to severance payments equal to one or three times their base salary plus the annual Performance Pay Program amount assuming target-level performance.  Most officers in the Southern Company system, including the Company’s named executive officers, are entitled to severance payments equal to one or three times their base salary plus the annual Performance Pay Program amount assuming target-level performance.  Mr. Garrett is entitled to the larger amount.

Prior to the changes made in 2009, the named executive officers, other than Mr. Garrett, were entitled to severance payments of two times their base salary plus the target-level annual Performance Pay Program amount.  The changes made in 2009 also eliminated the broad-based change-in-control severance program.

Voluntary Attrition Program
Mr. Thrasher participated in the Company‘s Voluntary Attrition Program which provided a severance amount of one year’s base salary upon his retirement effective April 1, 2009.

Consulting Agreement
The Company entered into an agreement with Mr. Thrasher for consulting services following his retirement.  The agreement will terminate December 31, 2010 and provides a retention fee of $50,000 per quarter.

More information about post-employment compensation, including severance arrangements under our change-in-control program, is included in the section entitled Potential Payments upon Termination or Change in Control.

Executive Stock Ownership Requirements

Effective January 1, 2006, the Compensation Committee adopted Common Stock ownership requirements for officers of Southern Company and its subsidiaries that are in a position of vice president or above.  All of the named executive officers are covered by the requirements.  The guidelines were implemented to further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan.  One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled.  The ownership requirement is reduced by one-half at age 60.  Messrs. Garrett and Brown are age 60 or older.

The requirements are expressed as a multiple of base salary as per the table below.

Name	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
M. D. Garrett	1.5 Times	3 Times
R. R. Labrato	2 Times	4 Times
M. A. Brown	1.5 Times	3 Times
D. E. Jones	2 Times	4 Times
J. A. Miller	3 Times	6 Times
C. S. Thrasher	Retired	Retired

Current officers have until September 30, 2011 to meet the applicable ownership requirement. Newly-elected officers have five years from the date of their election to meet the applicable ownership requirement.

Impact of Accounting and Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the tax deductibility of compensation of certain officers of Southern Company, including Mr. Garrett’s compensation, that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by Southern Company’s stockholders.  Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which most of our performance-based compensation is paid.  For tax purposes, in order to ensure that annual performance-based compensation and performance dividend payouts are fully deductible under Section 162(m) of the Code, in February 2009, the Compensation Committee approved a formula that represented a maximum annual performance-based compensation amount payable and the maximum performance dividend amount payable for the 2009-2012 performance-measurement period. For 2009 performance, the Compensation Committee used (for annual performance-based compensation), or will use (for performance dividends), negative discretion from those amounts to determine the actual payouts pursuant to the methodologies described above. Because our policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation.

Policy on Recovery of Awards

Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Southern Company Policy Regarding Hedging the Economic Risk of Stock Ownership

Southern Company’s policy is that insiders, including outside directors, will not trade in Southern Company options on the options market and will not engage in short sales.

2010 Executive Compensation Program Changes

In 2009, the Compensation Committee made certain key changes to the performance-based compensation program that affect all employees of the Company, including the named executive officers.  Changes were made to both the annual and long-term performance-based compensation programs.

Annual Performance Pay Program

For annual performance-based compensation to be earned in 2010, the Compensation Committee changed the goal weights and lowered the maximum payout opportunity.  Under the program in effect since 2000, the 2009 goals  were weighted 50% EPS and 50% ROE with an adjustment of plus or minus 10% based on operational goal performance.  The maximum payout opportunity was 220% of the target opportunity.  (For more information, see the description of the Performance Pay Program in the 2009 Performance-Based Compensation section in this CD&A.)  Under the program effective in 2010, the goals are weighted one-third EPS, one-third ROE, and one-third operational goals.  The maximum payout opportunity is reduced to 200% of target.

Long-Term Performance-Based Compensation Program

The long-term performance-based compensation program that has been in effect for many years has consisted of stock options with associated performance dividends.  Effective in 2010, stock options were granted without associated performance dividends.  Performance dividends accounted for approximately 64% of the total long-term performance-based compensation target value for 2009.  In 2010, stock options represent 40% of the total value and a new long-term performance-based compensation component was granted:  performance share units.  Performance share units represent 60% of the total long-term performance-based compensation target value.  A grant date fair value per unit is determined.  For the grant made in 2010, the value per unit was $30.13.  The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers.  Each performance share unit represents one share of Common Stock.  At the end of the three-year performance-measurement period, the number of units will be adjusted up or down (zero to 200%) based on Southern Company’s total shareholder return relative to that of its peers in the Philadelphia Utility Index and the custom peer group.  (The performance metric, performance scale, and the peer groups used for the performance share units are the same as those currently used for performance dividends.)  The number of performance share units earned will be paid in Common Stock.  No dividends or dividend equivalents will be paid or earned on the performance share units.

The Compensation Committee also approved a transition period for the Performance Dividend Program.  There are three performance-measurement periods that are still open: 2007-2010, 2008-2011, and 2009-2012.  For these open periods, the performance at the end of each period will be determined as described above in this CD&A, and the amount earned will be paid on the number of stock options granted prior to 2010 that a participant holds at the end of each period.  Therefore, there will be three additional payouts under the Performance Dividend Program.  The number of stock options used to calculate these payouts will be limited to the number of unexercised stock options granted prior to 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A.  Based on such review and discussion, the Compensation Committee recommended to the Southern Company board of directors that the CD&A be included in this Information Statement.  The Southern Company board of directors approved that recommendation.

Members of the Compensation Committee:

J. Neal Purcell, Chair
Henry A. Clark, III
H. William Habermeyer, Jr.
Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2007, 2008, and 2009 by the chief executive officer, the chief financial officers, and the next three most highly-paid executive officers who served in 2009.  Collectively, these officers are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali-fied Deferred Compen- sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael D.	2009	722,149	0	0	466,229	847,998	1,701,049	47,587	3,785,012
Garrett	2008	679,641	0	0	248,343	1,283,734	666,453	48,411	2,926,582
President, Chief	2007	613,731	0	0	413,075	828,844	2,259,654	47,440	4,162,744
Executive Officer,
and Director
Ronnie R. Labrato*	2009	284,348	0	0	57,388	174,363	361,001	24,668	901,768
Executive Vice
President, Chief
Financial Officer,
and Treasurer
Mickey A. Brown	2009	377,225	0	0	112,505	269,562	725,840	27,567	1,512,699
Executive Vice	2008	357,813	0	0	76,655	471,727	416,468	25,809	1,348,472
President	2007	319,678	0	0	107,581	289,990	732,906	27,432	1,477,587
Douglas E. Jones	2009	319,507	0	0	78,475	263,350	324,082	22,834	1,008,248
Senior Vice	2008	305,170	12,500	0	54,937	397,484	62,433	34,093	866,617
President	2007	293,521	0	0	98,410	285,770	204,190	27,456	909,347
Joseph A. Miller**	2009	298,587	10,000	437,692	60,185	230,192	201,954	27,178	1,265,788
Senior Vice
President
Cliff S.	2009	124,307	0	0	75,620	126,478	704,623	457,174	1,488,202
Thrasher*	2008	287,940	76,652	0	50,419	310,748	254,027	25,255	1,005,041
Executive Vice	2007	265,047	0	0	89,029	228,109	449,590	24,518	1,056,293
President, Chief
Financial Officer, and Treasurer
*Effective March 31, 2009, Mr. Thrasher retired from the Company and Ronnie R. Labrato became executive vice president, chief financial officer, and treasurer.
**Mr. Miller became an executive officer of the Company in 2009.

Column (d)

The amount reported in this column for 2009 is a Southern Excellence Award for Mr. Miller as described in the CD&A.

Column (e)

Except for Mr. Miller who received restricted stock units valued at $437,692 as described under Retention and Restricted Stock Unit Award in the CD&A, no equity-based compensation has been awarded to the named executive officers other than Option Awards reported in column (f).

Column (f)

This column reports the aggregate grant date fair value of stock option grants made during the applicable year, disregarding any estimates of forfeitures related to service-based vesting conditions.  See Note 8 to the financial statements in the 2009 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the aggregate of the payouts under the Performance Pay Program and the Performance Dividend Program attributable to performance periods ended December 31, 2009 that are discussed in the CD&A.  The amounts paid under each program to the named executive officers are shown below.
Name	Annual Performance-Based Compensation ($)	Performance Dividends ($)	Total ($)

M. D. Garrett	156,466	691,532	847,998
R. R. Labrato	53,968	120,395	174,363
M. A. Brown	59,937	209,625	269,562
D. E. Jones	76,919	186,431	263,350
J. A. Miller	97,073	133,119	230,192
C. S. Thrasher	10,496	115,982	126,478

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) during 2007, 2008, and 2009. The amount included for 2007 is the difference between the actuarial present values of the Pension Benefits measured as of September 30, 2006 and September 30, 2007.  However, the amount for 2008 is the difference between the actuarial values of the Pension Benefits measured as of September 30, 2007 and December 31, 2008 - 15 months rather than one year.  September 30 was used as the measurement date prior to 2008 because it was the date as of which Southern Company measured its retirement benefit obligations for accounting purposes.  Starting in 2008, Southern Company changed its measurement date to December 31.  The amount for 2009 is the difference between the actuarial values of the Pension Benefits measured as of December 31, 2008 and December 31, 2009.  The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or another Southern Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65.  As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors -  growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

The present values of accumulated Pension Benefits as of September 30, 2007 reflect new provisions that were made in 2007 regarding the form and timing of payments from the supplemental pension plans.  Those changes brought those plans into compliance with Section 409A of the Code.  The key change was to the form of payment.  Instead of providing monthly payments for the lifetime of each named executive officer and his spouse, these plans will pay the single sum value of those benefits for an average lifetime in 10 annual installments.  The present value of accumulated benefits prior to September 30, 2007 reflects supplemental pension benefits being paid monthly for the lifetimes of the named executive officers and their spouses.  The 2007 change in pension value reported in column (h) for each named executive officer is greater than what it otherwise would have been due to the change in the form of payment.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2009, see the information following the Pension Benefits table.

This column also reports any above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP); however, there were no above-market earnings on deferred compensation in 2009.  For more information about the DCP, see the Nonqualified Deferred Compensation table and the information accompanying it.

The table below itemizes the amounts reported in this column.
Name	Year	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)	Total ($)
M. D. Garrett	2009 2008	1,701,049 666,453	0 0	1,701,049 666,453
	2007	2,250,828	8,826	2,259,654
R. R. Labrato	2009	361,001	0	361,001
M. A. Brown	2009 2008	725,840 416,468	0 0	725,840 416,468
	2007	731,142	1,764	732,906
D. E. Jones	2009 2008 2007	324,082 62,433 195,147	0 0 9,043	324,082 62,433 204,190
J. A. Miller	2009	201,954	0	201,954
C. S. Thrasher	2009 2008	704,623 254,027	0 0	704,623 254,027
	2007	443,537	6,053	449,590

Column (i)

This column reports the following items: perquisites; tax reimbursements by the Company on certain perquisites; the Company’s contributions in 2009 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code, and contributions in 2009 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP).  The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.   For Mr. Thrasher, this also includes a severance payment under the Company’s Voluntary Attrition Program ($296,484) and retainer fees under the consulting agreement ($150,000), as described in the CD&A.

The amounts reported for 2009 are itemized below.
Name	Perquisites ($)	Tax Reimbursements ($)	Severance and Consulting Agreement ($)	ESP ($)	SBP ($)	Total ($)
M. D. Garrett	10,757	0	0	12,495	24,335	47,587
R. R. Labrato	6,285	4,313	0	12,063	2,007	24,668
M. A. Brown	5,173	3,537	0	12,113	6,744	27,567
D. E. Jones	4,033	2,931	0	12,070	3,800	22,834
J. A. Miller	4,374	8,012	0	12,060	2,733	27,178
C. S. Thrasher	3,575	2,637	446,484	4,478	0	457,174

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers.  The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $9,780 per year, after the initial year that the benefit is provided.  The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Company-Provided Club Memberships.  The Company provides club memberships to certain officers, including all of the named executive officers.  The memberships are provided for business use; however, personal use is permitted.  The amount included reflects the pro-rata portion of the membership fees paid by the Company that are attributable to the named executive officers’ personal use.  Direct costs associated with any personal use, such as meals, are paid for or reimbursed by the employee and therefore are not included.

Personal Use of Corporate-Owned Aircraft.  Southern Company owns aircraft that are used to facilitate business travel.  All flights on these aircraft must have a business purpose, except for Mr. Garrett only, limited personal use that is associated with business travel is permitted.  The amount reported for such personal use is the incremental cost of providing the benefit – primarily fuel costs.  Also, if seating is available, Southern Company permits a family member to accompany an employee on a flight.  However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel and no amounts are included for such travel.  Any additional expenses incurred that are related to family travel are included.

Home Security Systems.  The Company pays for the services of third-party providers for the installation, maintenance, and monitoring of certain named executive officers’ home security systems.

Other Miscellaneous Perquisites.  The amount included reflects the full cost of providing the following items:  personal use of Company-provided tickets for sporting and other entertainment events, and gifts distributed to and activities provided to attendees at Company-sponsored events.

For Mr. Garrett, effective in 2009, tax reimbursements are no longer made on perquisites, except on any relocation benefits.

GRANTS OF PLAN-BASED AWARDS IN 2009

This table provides information on stock option grants made and goals established for future payouts under the Company’s performance-based compensation programs during 2009 by the Compensation Committee.  In this table, the annual Performance Pay Program and the performance dividend amounts are referred to as PPP and PDP, respectively.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					All Other Option Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Option Awards ($/Sh) (h)	Grant Date Fair Value of Stock and Option Awards ($) (i)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	All Other Stock Awards: Number of Shares or Units (#) (f)
M. D. Garrett	2/16/2009	PPP PDP	4,694 27,190	521,552 543,795	1,147,414 1,087,590	0	259,016	31.39	466,229
R. R. Labrato	2/16/2009	PPP PDP	1,221 4,734	135,717 94,674	298,577 189,349	0	31,882	31.39	57,388
M. A. Brown	2/16/2009	PPP PDP	1,798 8,242	199,789 164,841	439,536 329,683	0	62,503	31.39	112,505
D. E. Jones	2/16/2009	PPP PDP	1,385 7,330	153,837 146,603	338,441 293,206	0	43,597	31.39	78,475
J. A. Miller	2/16/2009 12/31/2009	PPP PDP	1,285 5,234	142,754 104,680	314,059 209,359	13,136	33,436	31.39	60,185 437,692
C. S. Thrasher	2/16/2009	PPP PDP	1,334 4,560	148,242 91,204	326,132 182,408	0	42,011	31.39	75,620

Columns (c), (d), and (e)

The amounts reported as PPP reflect the amounts established by the Compensation Committee in early 2009 to be paid for certain levels of performance as of December 31, 2009 under the Performance Pay Program.  Under that program the Compensation Committee assigns each named executive officer a target opportunity, expressed as a percentage of base salary as detailed in the CD&A.  The amount paid to each named executive officer under the annual program for actual 2009 performance is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and is itemized in the notes following that table.  More information about the program, including the applicable performance criteria established by the Compensation Committee, is provided in the CD&A.

Southern Company also has a long-term performance-based compensation program, the Performance Dividend Program.  It pays performance-based dividend equivalents based on Southern Company’s total shareholder return (TSR) compared with the TSR of its peer companies over a four-year performance-measurement period.  The Compensation Committee establishes the level of payout for prescribed levels of performance over the performance-measurement period.

In February 2009, the Compensation Committee established the Performance Dividend Program goal for the four-year performance-measurement period beginning on January 1, 2009 and ending on December 31, 2012.  The amount earned in 2012 based on the performance for 2009-2012 will be paid following the end of the period.

However, no amount is earned and paid unless the Compensation Committee approves the payment at the beginning of the final year of the performance-measurement period.  Also, nothing is earned unless Southern Company’s earnings are sufficient to fund a Common Stock dividend at the same level or higher than in the prior year.

The Performance Dividend Program pays to all option holders a percentage of the Common Stock dividend paid to Southern Company’s stockholders in the last year of the performance-measurement period.  It can range from approximately 2.5% for performance above the 10th percentile compared with the performance of the peer companies to 100% of the dividend if Southern Company’s TSR is at or above the 90th percentile.  That amount is then paid per option held at the end of the four-year performance-measurement period.  The amount, if any, ultimately paid to the option holders, including the named executive officers, at the end of the last year of the 2009-2012 performance-measurement period will be based on (1) Southern Company’s TSR compared to that of its peer companies as of December 31, 2012, (2) the actual dividend, if any, paid in 2012 to Southern Company’s stockholders, and (3) the number of options granted prior to 2010 held by the named executive officers on December 31, 2012.

The number of options held on December 31, 2012 will be affected by the number of options, if any, exercised by the named executive officers prior to December 31, 2012.  None of these components necessary to calculate the range of payout under the Performance Dividend Program for the 2009-2012 performance-measurement period is known at the time the goal is established.

The amounts reported as PDP in columns (c), (d), and (e) were calculated based on the number of options held by the named executive officers on December 31, 2009, as reported in columns (b) and (c) of the Outstanding Equity Awards at 2009 Fiscal Year-End table, and the Common Stock dividend of $1.73 per share paid to Southern Company’s stockholders in 2009.  These factors are itemized below.
Name	Stock Options Held as of December 31, 2009 (#)	Performance Dividend Per Option Paid at Threshold Performance ($)	Performance Dividend Per Option Paid at Target Performance ($)	Performance Dividend Per Option Paid at Maximum Performance ($)
M. D. Garrett	628,665	0.04325	0.86500	1.7300
R. R. Labrato	109,450	0.04325	0.86500	1.7300
M. A. Brown	190,568	0.04325	0.86500	1.7300
D. E. Jones	169,483	0.04325	0.86500	1.7300
J. A. Miller	121,017	0.04325	0.86500	1.7300
C. S. Thrasher	105,438	0.04325	0.86500	1.7300

More information about the Performance Dividend Program is provided in the CD&A.

Columns (g) and (h)

The stock options vest at the rate of one-third per year, on the anniversary date of the grant.  Also, grants fully vest upon termination as a result of death, total disability, or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier.  Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

The Compensation Committee granted these stock options to the named executive officers at its regularly-scheduled meeting on February 16, 2009.  Under the terms of the Omnibus Incentive Compensation Plan, the exercise price was set at the closing price ($31.39 per share) on the last trading day prior to the grant date, which was February 13, 2009.

Column (i)

The value of stock options granted in 2009 was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2009

Annual Report.  For Mr. Miller, also shown is the value of restricted stock units based on the effective date of the grant (December 31, 2009).

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options held by the named executive officers as of December 31, 2009.

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (j)

M. D. Garrett	17,806 52,376 94,420 66,841 34,929 0	0 0 0 33,420 69,857 259,016	0	29.50 32.70 33.81 36.42 35.78 31.39	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
R. R. Labrato	15,646 15,707 14,602 10,288 5,394 0	0 0 0 5,144 10,787 31,882	0	29.50 32.70 33.81 36.42 35.78 31.39	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
M. A. Brown	18,820 26,199 24,590 17,408 10,782 0	0 0 0 8,704 21,562 62,503	0	29.50 32.70 33.81 36.42 35.78 31.39	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
D. E. Jones	9,823 25,795 20,275 22,927 15,924 7,727 0	0 0 0 0 7,962 15,453 43,597	0	27.975 29.50 32.70 33.81 36.42 35.78 31.39	02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
J. A. Miller	17,889 17,787 17,279 11,771 5,657 0	0 0 0 5,885 11,313 33,436	0	29.50 32.70 33.81 36.42 35.78 31.39	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	13,136	437,692	0	0
C. S. Thrasher	20,544 21,609 21,274 42,011	0 0 0 0	0	33.81 36.42 35.78 31.39	04/01/2014 04/01/2014 04/01/2014 04/01/2014	0	0	0	0

Stock options vest one-third per year on the anniversary of the grant date.  Options granted from 2003 through 2006 with expiration dates from 2013 through 2016 were fully vested as of December 31, 2009.  The options granted in 2007, 2008, and 2009 become fully vested as shown below.  The restricted stock units granted to Mr. Miller will vest on December 31, 2012 provided he remains employed through that date.

Year Option Granted	Expiration Date	Date Fully Vested
2007	February 19, 2017	February 19, 2010
2008	February 18, 2018	February 18, 2011
2009	February 16, 2019	February 16, 2012

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier.  Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

OPTION EXERCISES AND STOCK VESTED IN 2009

None of the named executive officers exercised stock options in 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
M. D. Garrett	0	0	0	0
C. S. Thrasher	0	0	0	0
M. A. Brown	0	0	0	0
D. E. Jones	0	0	0	0
J. A. Miller	0	0	0	0
C. C. Womack	0	0	0	0

PENSION BENEFITS AT 2009 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
M. D. Garrett	Pension Plan SBP-P SERP	40.75 40.75 40.75	1,258,587 6,068,232 1,971,338	0 0 0
R. R. Labrato	Pension Plan SBP-P SERP	29.75 29.75 29.75	756,655 373,354 271,302	0 0 0
M. A. Brown	Pension Plan SBP-P SERP	39.50 39.50 39.50	1,363,436 1,883,858 779,585	0 0 0
D. E. Jones	Pension Plan SBP-P SERP	28.25 28.25 28.25	544,463 566,363 272,787	0 0 0
J. A. Miller	Pension Plan SBP-P SERP	22.42 22.42 22.42	353,416 246,786 140,379	0 0 0
C. S. Thrasher	Pension Plan SBP-P SERP	37.50 37.50 37.50	1,305,278 1,062,184 539,800	65,957 118,867 60,418

The named executive officers earn employer-paid pension benefits from three integrated retirement plans.  More information about pension benefits is provided in the CD&A.  Mr. Thrasher retired in 2009.

Pension Plan

The Pension Plan is a tax-qualified, funded plan.  It is Southern Company’s primary retirement plan. Generally, all full-time employees participate in this plan after one year of service.  Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation.  The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below.  Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits.  The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200.  The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay.  The pay considered for this formula is the base rate of pay reduced for any voluntary deferrals.  A statutory limit restricts the amount considered each year; the limit for 2009 was $245,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation.  For this formula, the final average pay computation is the same as above, but annual cash incentives paid during each year are added to the base rates of pay.

Early retirement benefits become payable once plan participants have during employment both attained age 50 and completed 10 years of participation.  Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement.  However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.  For example, 64% of the formula benefits are payable starting at age 55.  As of December 31, 2009, Mr. Miller was not retirement-eligible.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime.  At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse.  A reduction applies if a retiring participant chooses a payment form other than a single life annuity.  The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service. All the named executive officers are vested in their Pension Plan benefits.  Participants who terminate employment after vesting can elect to have their pension benefits commencing at age 50 if they participated in the Pension Plan for 10 years.  If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse.  A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death.  Payments to a surviving spouse of a participant who could have retired will begin immediately.  Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50.  After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life.  Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes.  The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments.  Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified.  This plan provides to highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits and voluntary pay deferrals.  The SBP-P’s vesting, early retirement, and disability provisions mirror those of the Pension Plan.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored.  When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value.  It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime.  The discount rate used in the calculation is based on the 30-year Treasury yields for the September preceding the calendar year of separation, but not more than 6%.  Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation.  If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation.  The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.  If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement.  If a vested participant’s death occurs prior to age 50, the installments will be paid to a survivor as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP also is an unfunded retirement plan that is not tax qualified.  This plan provides to highly-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual cash incentives.  To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their incentives to the extent they exceed 15% of those base rates (ignoring statutory limits and pay deferrals).  This final average pay is used in the 1.7% offset formula to derive a gross benefit.  The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.  The SERP’s early retirement, survivor benefit, and disability provisions mirror the SBP-P’s provisions.  However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming eligible to retire.  More information about vesting and payment of SERP benefits following a change in control is included in the section entitled Potential Payments upon Termination or Change in Control.

The following assumptions were used in the present value calculations:

•	Discount rate — 5.95% Pension Plan and 5.60% supplemental plans as of December 31, 2009
•	Retirement date — Normal retirement age (65 for all named executive officers)
•	Mortality after normal retirement — RP2000 Combined Healthy with generational projections
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement — None
·	Form of payment for Pension Benefits
o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity
o	Female retirees: 40% single life annuity; 40% level income annuity; 10% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity
•	Spouse ages — Wives two years younger than their husbands
•	Annual performance-based compensation earned but unpaid as of the measurement date — 130% of target opportunity percentages times base rate of pay for year incentive is earned
•	Installment determination — 4.25% discount rate for single sum calculation and 5.25% prime rate during installment payment period

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2009 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
M. D. Garrett	0	24,335	25,222	0	1,355,526
R. R. Labrato	184,849	2,007	7,844	0	301,004
M. A. Brown	255,284	6,744	15,496	0	696,703
D. E. Jones	0	3,800	35,270	0	1,243,541
J. A. Miller	147,799	2,733	18,342	0	679,915
C. S. Thrasher	0	0	17,050	269,899	622,713

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based compensation, except stock options, may be deferred, at the election of eligible employees.  All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred – the Stock Equivalent Account and the Prime Equivalent Account.  Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time.  It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income as that of a Southern Company stockholder.  During 2009, the rate of return in the Stock Equivalent Account was (4.83%) which was Southern Company’s TSR for 2009.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks.  The interest rate earned on amounts deferred during 2009 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2009.  The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table.  The amount of performance-based compensation deferred in 2009 was the amount paid for performance under the annual Performance Pay Program and the Performance Dividend Program that was earned as of December 31, 2008 but not payable until the first quarter of 2009.  This amount is not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2009, but not payable until early 2010.  These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP.  Under the Code, employer matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code.  The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP.  The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.  The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses both on compensation the named executive officers elected to defer and on employer contributions under the SBP.  See the notes to column (h) of the Summary Compensation Table for a discussion of amounts of nonqualified deferred compensation earnings included in the Summary Compensation Table.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in prior years’ disclosure documents.  The chart below shows the amounts reported in prior years’ disclosure documents.

Name	Amounts Deferred under the DCP Prior to 2009 and Reported in Prior Years’ Disclosure Documents ($)	Employer Contributions under the SBP Prior to 2009 and Reported in Prior Years’ Disclosure Documents ($)	Total ($)

M. D. Garrett	0	92,928	92,928
R. R. Labrato	92,104	1,659	93,763
M. A. Brown	331,341	29,629	360,970
D. E. Jones	0	3,834	3,834
J. A. Miller	0	0	0
C. S. Thrasher	969,351	36,637	1,005,988

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events.  The estimated payments would be made under the terms of Southern Company’s compensation and benefit programs or the change-in-control severance program.  All of the named executive officers are participants in Southern Company’s change-in-control severance program for officers.  The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2009 and assumes that the price of Common Stock is the closing market price on December 31, 2009.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs.  These events also affect payments to the named executive officers under the change-in-control severance program.  No payments are made under the severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason.  (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement-Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off – Involuntary termination not for cause of a named executive officer who is not retirement-eligible.
•
Involuntary Termination – Involuntary termination of a named executive officer for cause.  Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.

Change in Control-Related Events

At the Southern Company or the Company level:
•
Southern Company Change in Control I – Acquisition by another entity of 20% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change in Control II – Acquisition by another entity of 35% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own less than 50% of the Company surviving the merger.

•	Southern Company Termination – A merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change in Control – Acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:
•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason.  Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different compensation and benefit elements in connection with the Traditional Termination Events described above.

Program	Retirement/ Retirement-Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Pro-rated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay-Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
Deferred Compensation Plan (DCP)	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or disabled participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per benefits administration committee’s discretion.	Same as Retirement.
Supplemental Benefit Plan (SBP) - Non-Pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the DCP.	Same as Retirement.

The chart below describes the treatment of payments under compensation and benefit programs under different change-in-control events.  The Pension Plan, the DCP, and the SBP are not affected by change-in-control events.
Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or Company Change in Control	Involuntary Change- in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits
All SERP-related benefits vest if participant vested in tax-qualified pension benefits; otherwise, no impact. SBP-pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change- in-control date paid following termination or retirement.	Same as Southern Company Change in Control II.	Based on type of change-in-control event.
Annual Performance Pay Program	If program is not terminated, then is paid at greater of target or actual performance. If program is terminated within two years of change in control; pro-rated at target performance level.	Same as Southern Company Change in Control I.	Pro-rated at target performance level.	If not otherwise eligible for payment and if the program is still in effect, pro-rated at target performance level.
Performance Dividend Program
If  program is not terminated, then is paid at greater of target or actual performance.
If program is terminated within two years of change in control; pro-rated at greater of target or actual performance level.
		Same as Southern Company Change in Control I.	Pro-rated at greater of actual or target performance level.	If not otherwise eligible for payment and if the program is still in effect, greater of actual or target performance level for year of severance only.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash. For Company employees, stock options vest upon a Company Change in Control	Vest.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change in Control-Related Termination or Voluntary Change in Control-Related Termination for Good Reason
Severance Benefits	Not applicable.	Not applicable.	Not applicable.
One or three times base salary plus target annual performance-based compensation plus tax gross-up for the president and chief executive officer if a severance amount exceeds the Code Section 280G - “excess parachute payment” by 10% or more.

Health Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group health plan plus payment of two or three years’ premium amounts.
Outplace- ment Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2009.  Because Mr. Thrasher retired prior to December 31, 2009, all payments associated with his termination are reported in the Summary Compensation Table, Pension Benefits table, and Nonqualified Deferred Compensation table.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2009 under the Pension Plan, the SBP-P, and the SERP are itemized in the chart below.  The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2009 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP.  The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2009 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments.  Benefits under the SERP would be forfeited.  The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.  The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table.  Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table.  All of the named executive officers, except Mr. Miller, were retirement-eligible on December 31, 2009 and Mr. Thrasher was retired.

Name	Retirement (S)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)
M. D. Garrett	Pension SBP-P SERP	10,482 748,194 243,060	All plans treated as retiring	5,690 748,194 243,060
R. R. Labrato	Pension SBP-P SERP	6,485 50,521 36,712	All plans treated as retiring	4,116 50,521 36,712
M. A. Brown	Pension SBP-P SERP	11,021 215,145 89,032	All plans treated as retiring	5,486 215,145 89,032
D. E. Jones	Pension SBP-P SERP	4,597 81,795 39,396	All plans treated as retiring	3,956 81,795 39,396
J. A. Miller	Pension SBP-P SERP	0 0 0	1,922 320,999 0	3,157 39,027 22,200

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the Pension Benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments.  Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control.  Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2009 following a change-in-control event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

Name	SBP-P ($)	SERP ($)	Total ($)
M. D. Garrett	7,481,932	2,430,598	9,912,536
R. R. Labrato	505,212	367,119	872,331
M. A. Brown	2,151,448	890,320	3,041,768
D. E. Jones	817,946	393,961	1,211,907
J. A. Miller	312,264	178,194	490,458

The pension benefit amounts in the tables above were calculated as of December 31, 2009 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.3 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values of the SBP-P and the SERP benefits were based on a 4.25% discount rate as prescribed by the terms of these plans.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2009 is the greater of target or actual performance.  Because actual payouts for 2009 performance were below the target level, the amount that would have been payable was the target level amount as reported in the Grants of Plan-Based Awards table.

Performance Dividends

Because the assumed termination date is December 31, 2009, there is no additional amount that would be payable other than the amount reported in the Summary Compensation Table.  As described in the Traditional Termination Events chart, there is some continuation of benefits under the Performance Dividend Program for retirees.

Stock Options

Stock options would be treated as described in the Termination and Change-in-Control charts above.  Under a Southern Company Termination, all stock options vest.  In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, stock options vest.  There is no payment associated with stock options unless there is a Southern Company Termination and the participants’ stock options cannot be converted into surviving company stock options.  In that event, the excess of the exercise price and the closing price of the Common Stock on December 31, 2009 would be paid in cash for all stock options held by the named executive officers.  The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.
Name	Number of Options with Accelerated Vesting (#)	Total Number of Options Following Accelerated Vesting under a Southern Company Termination (#)	Total Payable in Cash under a Southern Company Termination without Conversion of Stock Options ($)
M. D. Garrett	362,293	628,665	600,393
R. R. Labrato	47,813	109,450	131,038
M. A. Brown	92,769	190,568	208,767
D. E. Jones	67,012	169,483	247,754
J. A. Miller	50,634	121,017	143,895

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above.  There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts.  The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Health Benefits

At the end of 2009, Mr. Miller was not retirement-eligible and therefore health care benefits would not become available until he reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.  The estimated cost of providing two years of group health insurance premiums for Mr. Miller is $21,075.

Financial Planning Perquisite

For the named executive officers who are retirement-eligible, an additional year of the financial planning perquisite, which is set at a maximum of $9,780 per year, would be provided after retirement.  Mr. Miller is not retirement-eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan.  In addition to the treatment of health benefits, the annual Performance Pay Program, and the Performance Dividend Program described above, the named executive officers are entitled to a severance benefit, including outplacement services, if, within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for Good Reason.  The severance benefits are not paid unless the named executive officer releases the Company from any claims he may have against the Company or its affiliates.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.  The severance payment is three times the named executive officer’s base salary and target payout under the annual Performance Pay Program for Mr. Garrett and one times that amount for the other named executive officers.  If any portion of the severance payment is an “excess parachute payment” as defined under Section 280G of the Code, the Company will pay Mr. Garrett an additional amount to cover the taxes that would be due on the excess parachute payment – a “tax gross-up.”  However, that additional amount will not be paid unless the severance amount plus all other amounts that are considered parachute payments under the Code exceed 110% of the severance payment.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2009 in connection with a change in control.  There is no estimated tax gross-up included for Mr. Garrett because his estimated severance amount payable is below the amount considered excess parachute payment under the Code.

Name	Severance Amount ($)
M. D. Garrett	3,650,862
R. R. Labrato	417,375
M. A. Brown	563,042
D. E. Jones	461,511
J. A. Miller	437,715

COMPENSATION PROGRAM RISK

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive or inappropriate risk-taking is not encouraged.  This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Southern Company Compensation and Management Succession Committee’s consultant, stock ownership requirements, Southern Company’s compensation governance practices, and Southern Company’s “claw-back” provision.  The assessment was reviewed with the Southern Company Compensation and Management Succession Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation Committee is made up of non-employee directors of Southern Company who have never served as executive officers of Southern Company or the Company.  During 2009, none of Southern Company’s or the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Southern Company Compensation Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company.  The following table shows the number of shares of Common Stock owned by directors, nominees, and executive officers as of December 31, 2009.  It is based on information furnished by the directors, nominees, and executive officers.  The shares beneficially owned by all directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2009.

		Shares Beneficially Owned Include:
			Shares
			Individuals
	Shares	Deferred	Have Right to	Shares Held
Name of Directors, Nominees,	Beneficially	Stock	Acquire Within	by Family
and Executive Officers	Owned(1)	Units(2)	60 Days(3)	Members(4)
Robert L. Brown, Jr.	12,676	12,676	0	0
Anna R. Cablik	5,691	5,191	0	500
Michael D. Garrett	423,193	0	421,059	0
Stephen S. Green	5,773	0	0	0
David M. Ratcliffe	2,873,398	0	2,854,768	0
Jimmy C. Tallent	1,323	1,323	0	0
Beverly D. Tatum	599	538	0	0
D. Gary Thompson	17,411	7,411	0	0
Richard W. Ussery	37,194	0	0	0
W. Jerry Vereen	12,113	4,903	0	0
E. Jenner Wood, III	7,037	6,082	0	0
Mickey A. Brown	154,588	0	138,119	0
Douglas E. Jones	141,916	0	132,692	0
Ronnie R. Labrato	88,894	0	82,802	0
Joseph A. Miller	180,567	0	173,454	0
Cliff S. Thrasher (5)	109,281	0	105,438	1,000
Directors, Nominees, and Executive Officers as a group (18 people)	4,134,188	38,124	3,960,955	1,500

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	Each director and/or executive officer disclaims any interest in shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.
(5)	Mr. Thrasher retired effective March 31, 2009 and the shares reported for him are as of that date.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. E. Jenner Wood, III, a director of the Company, is chairman, president, and chief executive officer of SunTrust Bank, Central Banking Group and executive vice president of SunTrust Banks, Inc.  Ms. Anna R. Cablik, a director of the Company, is a director of BB&T.  Mr. Jimmy C. Tallent, a director of the Company, is president, chief executive officer, and director of United Community Banks, Inc.  During 2009, these banks furnished a number of regular banking services in the ordinary course of business to the Company and certain of these banks served as an underwriter for certain of the Company’s securities offerings.  The Company intends to maintain normal banking relations with all of the aforesaid banks in the future.

During 2009, the Company purchased uniforms for $592,383 from Riverside Manufacturing Company.  Mr. W. Jerry Vereen, a director of the Company, is chairman, president, and chief executive officer of Riverside Manufacturing Company.

Also, in 2009, the Company purchased reinforcing steel from Anasteel & Supply Company, LLC for $195,660.  Ms. Anna R. Cablik is president of Anasteel & Supply Company, LLC.

In 2009, Mr. Norman D. Dennis, the brother-in-law of Mr. Richard W. Ussery, a director of the Company, was employed by the Company as an Environmental Manager and received compensation of $211,041.

In 2009, Mr. Thomas P. Bishop, an executive officer of the Company, received compensation of $369,916.  Mr. W. Craig Barrs, who became an executive officer of the Company in 2009 received compensation of $502,731 in 2009.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” However, Southern Company has a Code of Ethics as well as employment and compensation policies that govern the hiring and compensating of all employees including those named above. Southern Company also has a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.